Exhibit 3.173

Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF FORMATION OF “LAS CRUCES ENDOSCOPY PARTNER, LLC”, FILED IN THIS OFFICE ON THE TWENTY-EIGHTH DAY OF APRIL, A.D. 2011, AT 3:59 O’CLOCK P.M.

/s/ Jeffrey W. Bullock
4975232 8100 110469488 You may verify this certificate online at corp.delaware.gov/authver.shtml	Jeffrey W. Bullock, Secretary of State AUTHENTICATION: 8728241 DATE: 04-29-11

State of Delaware
Secretary of State
Division of Corporations
Delivered 04:07 PM 04/28/2011
FILED 03:59 PM 04/28/2011
SRV 110469488 – 4975232 FILE

Certificate of Formation

of

Las Cruces Endoscopy Partner, LLC

The undersigned, an authorized natural person, for the purpose of forming a limited liability company, under the provisions and subject to the requirements of the State of Delaware, particularly Chapter 18, Title 6 of the Delaware Code and the acts amendatory thereof and supplemental thereto, and known, identified, and referred to as the Delaware Limited Liability Company Act (the “Act”), hereby certifies that:

FIRST: The name of the limited liability company is Las Cruces Endoscopy Partner, LLC (the “Company”).

SECOND: The address of the registered office and the name and address of the registered agent of the Company required to be maintained by Section 18-104 of the Act is The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation as of April 28, 2011.

By:	/s/ Paul D. Gilbert
Paul D. Gilbert
Authorized Person